                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 GREY WOLF, INC.
                (Name of Registrant as Specified In Its Charter)


                -------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)       Title of each class of securities to which transaction
                  applies:
                           -----------------

         2)       Aggregate number of securities to which transaction
                  applies:
                           -----------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                   ----------------

         4)       Proposed maximum aggregate value of transaction: $
                                                                    ------------

         5)       Total fee paid: $
                                   ------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                          ----------------

         2)       Form, Schedule or Registration Statement No.:
                                                                ----------------

         3)       Filing Party:
                                -----------------

         4)       Date Filed:
                              ------------------

                                 GREY WOLF, INC.
                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 4, 1999

                           ---------------------------


         Notice is hereby given that the annual meeting of shareholders of Grey Wolf, Inc. a Texas corporation (the "Company"), will be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on May 4, 1999, at 8:30 a.m., Houston time, and any adjournment or postponement thereof, for the following purposes:

         1. To elect seven (7) directors to three classes to serve until their respective terms expire or until their successors are elected and qualified;

         2. To consider and approve an amendment to the Company's Articles of Incorporation eliminating shareholder action by less than unanimous written consent;

         3. To consider and approve an amendment to the Company's Articles of Incorporation providing that special meetings of shareholders may be called by shareholders only upon the request of holders of at least 50% of the shares entitled to vote at such meeting;

         4. To consider and approve an amendment to the Company's Articles of Incorporation granting the Board of Directors the exclusive authority to adopt, amend or repeal the Company's Bylaws;

         5. To consider and approve an amendment to the Company's Articles of Incorporation limiting the personal liability of directors to the Company and its shareholders;

         6. To consider and approve an amendment to the Company's Articles of Incorporation deleting a provision limiting the Company's ability to redeem or repurchase shares of its own capital stock;

         7. To consider and approve an amendment to the Company's 1996 Employee Stock Option Plan increasing the amount of shares available for grant under the plan; and

         8. To consider and act upon such other business as may properly be presented to the annual meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 6, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A shareholders' list will be available commencing April 20, 1999, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.

         Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                            By Order of the Board of Directors,

                                            /s/ DAVID W. WEHLMANN

                                            DAVID W. WEHLMANN,
                                            Secretary

April 7, 1999

                                 GREY WOLF, INC.
                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042

                                 PROXY STATEMENT


         This proxy statement, the accompanying Notice of Meeting of Shareholders and the enclosed proxy card are first being mailed to the shareholders of Grey Wolf, Inc., a Texas corporation (the "Company"), commencing on or about April 9, 1999, in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be voted at the annual meeting of shareholders to be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on Tuesday, May 4, 1999, at 8:30 a.m., Houston, Texas time and at any adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying notice.

         Proxies will be voted in accordance with the directions specified thereon and otherwise in the discretion of the persons designated as proxies on other matters properly brought before the Meeting. Any proxy on which no direction is specified will be voted "FOR" the election of the nominees named herein to the Board of Directors under Proposal 1 and "FOR" proposals 2 through 7.

         A shareholder may revoke a proxy by:

         o        delivering to the Company written notice of revocation;

         o        delivering to the Company a signed proxy of a later date; or

         o        appearing at the Meeting and voting in person.

Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

                                VOTING AT MEETING

         As of April 6, 1999, the record date for the determination of shareholders entitled to vote at the Meeting, there were outstanding and entitled to vote 165,065,391 shares of the Company's common stock, par value $.10 per share (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters presented at the Meeting. Holders of a majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business. Each of the proposals to amend the Articles of Incorporation, proposals 2 through 6, require the affirmative vote of a majority of the outstanding Common Stock. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") will be treated as present for purposes of determining whether a quorum is present, but will have the same legal effect as votes against each of proposals 2 through 6. The election of directors requires a plurality of votes cast at the Meeting with respect to the election of directors. Proposal 7 and all other matters to be voted on will be decided by the affirmative vote of a majority of the votes cast by holders of Common Stock entitled to vote thereon. Accordingly, abstentions will have the same legal effect as a vote against the amendment to the 1996 Employee Stock Option Plan. Broker non-votes are not considered present at the Meeting for the particular proposal for which the broker lacks authority to vote and will not be counted in determining the number of votes required for a majority. Therefore, broker non-votes will have no effect on the outcome of the approval of the amendment to the 1996 Employee Stock Option Plan or other matters that may be properly brought before the Meeting.

         If a quorum is not obtained, or if fewer shares are voted in favor of approval of any of the proposals than the number required for approval, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).

                              ELECTION OF DIRECTORS

         The Board has unanimously approved an amendment to the Company's Bylaws providing for the classification of the Board of Directors. This amendment to the Bylaws divides the Board of Directors into three classes, each class as nearly equal in number as possible, serving staggered terms of three years.

         The Board believes that the staggered three year term, as opposed to the present one-year term, will help ensure stability and continuity in the management of the Company's business and affairs. Although there have been no problems with respect to stability or continuity of the Board of Directors in the past, the Board believes that the longer the amount of time required to elect a majority of the Board will help prevent the occurrence of such problems in the future and help discourage hostile attempts to take control of the Company.

         The provisions for classification of the Board of Directors will apply in all years, even when no takeover or proxy contest is proposed. Change in the overall composition of the Board would take up to three years and change of a majority of the directors would require two successive annual meetings. Therefore, a classified board will make it more difficult to remove a majority of the existing Board and could discourage a merger, tender offer, proxy contest or an attempt to assume control by a holder of a majority of the Common Stock. Even though such a transaction may be beneficial to the Company and its shareholders a classified board would, however, provide the Board of Directors with a better opportunity to review a proposed transaction and assure that the interests of shareholders are adequately protected.

GENERAL INFORMATION

         At the Meeting three (3) nominees will be elected to Class I and two
(2) nominees will be elected to each of Classes II and III. If elected, each Class I director will hold office until the Company's Annual Meeting of Shareholders in 2000 or until his successor is elected and qualified. If elected, each Class II and III director will hold office until the Company's Annual Meeting of Shareholders in 2001 and 2002, respectively, or until his successor is elected and qualified.

         Mr. Peter M. Holt, a director of the Company since 1996, will not stand for re-election at the Meeting. The Board has elected not to fill this vacancy and has decreased the size of the Board of Directors from eight to seven. The persons named as proxies in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, will vote for the election of the nominees to the Board of Directors to their respective classes. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the Board may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any nominee unavailable. All of the nominees have been previously elected as directors by the shareholders.


                 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL SEVEN NOMINEES TO THE COMPANY'S BOARD OF
                 DIRECTORS.

NOMINEES FOR DIRECTOR

         Set forth below is certain information regarding the nominees for election to the Board of Directors.


                                CLASS I NOMINEES

                                                                                                                      DIRECTOR
NAME AND BIOGRAPHY                                                                                       AGE            SINCE
-------------------------------------------------------------------------------------------------     ---------     -------------
         Ivar Siem is currently a director, was Chairman of the Board from August 1995 to                52             1995
November 1998 and was President and Chief Executive Officer from April 1996 through August
1996.  He has been an international consultant in energy, technology and finance since 1985.  He is a member of the board of directors of several privately held and publicly traded companies, including, Chairman of the Board of Blue Dolphin Energy Company, an oil and gas pipeline and exploration company, since 1989.


         Thomas P. Richards became a director of the Company on March 24, 1998 and has been              55             1998
Chairman of the Board since November 1998.  Mr. Richards joined the Company in September
1996 as President and Chief Executive Officer.  Mr. Richards was with Diamond Offshore Drilling,
Inc. ("Diamond Offshore") from September 1990 until September 1996.  He started as Senior Vice
President of Diamond M Corporation ("Diamond M"), a subsidiary of Diamond Offshore, in 1990 and was serving as Senior Vice President of Worldwide Operations when he left Diamond Offshore in 1996.  Mr. Richards served as Vice President--Land for Penrod Drilling Corporation ("Penrod")
from January 1989 until September 1990 when Diamond M purchased substantially all of Penrod's land drilling assets.  From February 1974 until December 1988, Mr. Richards owned and served as
President and Chief Executive Officer of Richards Drilling Company, a land drilling contractor based in Bay City, Texas.

         William T. Donovan has been a director of the Company since 1997.  Since                        47             1997
1980, Mr. Donovan has been a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm.  Mr. Donovan also serves as Chairman of the Board and Chief
Financial Officer of C2, Inc., a Wisconsin corporation, which engages in various operating and investment activities and as a director of various private industrial companies.  Mr. Donovan previously served as President, Chief Financial Officer, and was a director, of Christiana
Companies, Inc., prior to its merger with Weatherford International, Inc. in February 1999.  Prior
to joining Lubar & Co., Mr. Donovan was an officer with Manufacturers Hanover Trust Company from 1976 until 1980, where he specialized in merger and acquisition financing.

                                CLASS II NOMINEES

                                                                                                                      DIRECTOR
NAME AND BIOGRAPHY                                                                                       AGE            SINCE
-------------------------------------------------------------------------------------------------     ---------     -------------
         James K. B. Nelson has been a director of the company since 1997.  Prior to the acquisition     71                  1997
of Grey Wolf Drilling Company ("GWDC") by the Company in 1997, Mr. Nelson served as
President and Chief Executive Officer of GWDC since 1978.  He joined GWDC in 1960 and began his career in the oil field drilling industry as a roughneck in 1946.

         Roy T. Oliver, Jr. has been director of the Company since April 1996.  He has been the          46                  1996
Chairman of the Board, President and Chief Executive Officer of U.S. Rig & Equipment, Inc., an
Oklahoma corporation ("USRE"), a worldwide supplier of drilling equipment, since its organization in 1982.

                               CLASS III NOMINEES

                                                                                                                      DIRECTOR
NAME AND BIOGRAPHY                                                                                       AGE            SINCE
-------------------------------------------------------------------------------------------------     ---------     -------------
         William R. Ziegler has been a director of the Company since August 1996 and is currently        56             1996
Vice Chairman of the Board of Directors.  He has been a partner of the law firm of Parson & Brown
LLP since June 1994.  Prior to that time he was a partner in the law firm of Whitman Breed Abbott
& Morgan and a predecessor firm for over five years.  Mr. Ziegler is a director of R&B Falcon
Corporation; a general partner of SCP, the managing member of Somerset Drilling Associates,
L.L.C., a Delaware limited liability company ("SDA"); a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry; a director of
Ponder Industries, Inc., an oil service and rental tool company; and a director of Flotek Industries,
Inc., an oil services equipment supplier.

         Steven A. Webster has been a director of the Company since August 1996.  He was the             47             1996
Chairman of the Board and Chief Executive Officer of Falcon Drilling Company, Inc., a marine oil and gas drilling contractor from 1988 until 1997.  He has been the President and Chief Executive
Officer of R&B Falcon Corporation, a marine oil and gas drilling contractor since 1998.  He serves as a director of Crown Resources Corporation (a mining company); Trust Manager of Camden
Property Trust; a general partner of SCP, the managing member of SDA; Chairman of the Board of Carrizo Oil & Gas, Inc., an independent oil and gas exploration company; a director of Ponder
Industries, Inc., an oil service and rental tool company; and a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

         The Board of Directors has several standing committees, including an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

         Audit Committee. During 1998, the Audit Committee was composed of Messrs. Donovan and Holt. During 1998, the Audit Committee met twice. The functions of the Audit Committee include (i) reviewing the accounting principles and practices employed by the Company; (ii) meeting with the Company's independent accountants to review their report and discuss matters pertaining to their audit; and (iii) recommending annually to the Board of Directors the appointment of the Company's independent auditors.

         Compensation Committee. The Compensation Committee is currently composed of Messrs. Holt, Siem and Webster. During 1998, the Compensation Committee met twice. The Compensation Committee (i) recommends to the Board the compensation for the Company's officers; (ii) administers and makes awards under the Company's compensation plans; and (iii) monitors and makes recommendation with respect to the Company's various employee benefit plans .

         Executive Committee. In November 1998 the Board of Directors formed an Executive Committee. The Executive Committee did not meet in 1998 and is currently composed of Messrs. Donovan, Richards and Ziegler. The Executive Committee will exercise the powers of the Board of Directors when the Board is not in session, except for specific authority retained by the Board. The Board has retained authority relating to, among other things, (i) amendments to the Articles of Incorporation and Bylaws; (ii) mergers, consolidations, sales or exchanges involving substantially all of the Company's assets; (iii) declarations of dividends; and (iv) issuances of stock.

         Nominating Committee. In November 1998 the Board of Directors formed a Nominating Committee. The Nominating Committee did not meet in 1998 and is currently composed of Messrs. Donovan, Oliver and Ziegler. The Nominating Committee will recommend to the Board of Directors nominees for election to the Company's Board of Directors. Shareholders who desire to recommend nominees for election as directors should forward any such recommendation, together with the proposed nominee's qualifications and consent to be considered as a nominee, to the Secretary of the Company.

         During 1998, there were seven meetings of the Board of Directors. Each director attended at least 75% or more of the aggregate number of meetings of the board and each committee on which he served during 1998.

         Each director who is not an employee of the Company is paid an annual fee of $10,000 plus travel expenses, if any. Directors are not compensated for service on committees of the Board. The Board of Directors suspended the 1987 Stock Option Plan for Non-employee Directors in August 1996.

                      INTRODUCTION TO PROPOSALS 2, 3 AND 4

         The Board of Directors has observed that the inequitable treatment of shareholders sometimes occurs in unsolicited takeover transactions. The Board of Directors considers the tactics used in these types of takeover transactions to be highly disruptive to a corporation and often contrary to the overall best interests of shareholders. In particular, these tactics frequently represent an attempt to acquire a corporation in the marketplace at an inadequate price or in a manner that is unfair to shareholders. Proposals 2, 3 and 4, (each a "Proposed Amendment" and collectively, the "Proposed Amendments"), are being submitted for shareholder approval to strengthen the ability of the Board of Directors to respond to an unsolicited takeover offer and protect the interests of shareholders by discouraging the use of such takeover tactics. The Board of Directors believes approval of the Proposed Amendments is in the best interests of the Company and its shareholders.

         Currently, the Company's Articles of Incorporation do not contain any provisions which would discourage an unsolicited takeover attempt. On September 18, 1998, however, the Board of Directors adopted a shareholder rights plan (the "Shareholder Rights Plan") pursuant to which the Company distributed a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, $1.00 par value per share (the "Preferred Shares"), of the Company at an exercise price of $11.00 per one-thousandth of a Preferred Share. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. Accordingly, the Rights may deter an unsolicited takeover attempt by increasing the costs of such attempt. The description and terms of the Rights are set forth in a Rights Agreement, dated as of September 21, 1998, between the Company and American Stock Transfer & Trust Company, as rights agent, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form 8-A and current report on Form 8-K.

         The Proposed Amendments are not in response to any specific attempt or offer to acquire the Company. The primary purposes for the Proposed Amendments are to (i) discourage any attempt to acquire control of the Company without negotiation with the Board and (ii) attempt to insure that any such transaction is on terms favorable to all of the Company's shareholders. The Board of Directors believes that the Proposed Amendments to the Articles of

Incorporation will enable it to adequately evaluate unsolicited offers, as well as appropriate alternatives, and maximize shareholder value in a manner which assures fair treatment of all shareholders. The Proposed Amendments to the Articles of Incorporation are also intended to improve the bargaining position of the Board of Directors, on behalf of the Company in any negotiations concerning a potential change of control of the Company. The Proposed Amendments to the Articles of Incorporation will, however, make more difficult or discourage an unfriendly or unfair takeover attempt and could increase the likelihood that the incumbent management of the Company will retain their positions. Furthermore, if adopted, the Proposed Amendments could also have the effect of discouraging a third party from making an unsolicited offer or otherwise attempting to obtain control of the Company even though such attempt might be beneficial to shareholders.

         Shareholders are urged to read carefully the following sections of the proxy statement which describe the Proposed Amendments and their purposes and effects. The Proposed Amendments may have the effect of deterring or delaying attempts to acquire the Company which are not approved by the Board of Directors.

                                   PROPOSAL 2
                   TO APPROVE AN AMENDMENT TO THE ARTICLES OF
                      INCORPORATION ELIMINATING SHAREHOLDER
                  ACTION BY LESS THAN UNANIMOUS WRITTEN CONSENT

         The Board of Directors has unanimously approved this Proposed Amendment to the Articles of Incorporation which would delete Article Thirteen of the Articles of Incorporation. Presently, Article Thirteen of the Company's Articles of Incorporation provides that shareholders may take action by written consent of the holders of shares of outstanding Common Stock having the requisite number of votes that would be necessary to authorize such action at a meeting of shareholders. In most instances, this means that the holders of a simple majority of the outstanding Common Stock may take shareholder action without affording other shareholders the opportunity to consider and vote on the matter at a meeting of shareholders.

         The adoption of this Proposed Amendment would eliminate the ability of the Company's shareholders to act by written consent in lieu of a meeting unless shareholders unanimously approve the action. This Proposed Amendment will prevent shareholders from soliciting consents and effecting changes without (i) affording the Board an opportunity to evaluate the merits of such proposed action and (ii) giving all of the Company's shareholders entitled to vote on a proposed action an adequate opportunity to participate at a meeting where such proposed action is considered. This Proposed Amendment would prevent a holder(s) who controls a majority of the Common Stock from using the written consent procedure to take shareholder action unilaterally.

         This Proposed Amendment will ensure that all shareholders will have advance notice of any attempted major corporate action by shareholders, and that all shareholders will have an equal opportunity to consider and evaluate such action. It should also reduce the possibility of disputes or confusion regarding the validity of purported shareholder action and also encourage potential acquirors to negotiate directly with the Board of Directors.

           The Board of Directors does not believe that the elimination of the ability of a simple majority shareholder to take action by written consent will preclude an acquisition or other attempt to take control of the Company. Nevertheless, the effect of this Proposed Amendment may be to make more difficult, or delay, certain actions by a person or group acquiring a substantial percentage of the outstanding shares of Common Stock, even though such actions might be desired by, or beneficial to, the holders of a majority of the outstanding shares of Common Stock.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL 2.


                                   PROPOSAL 3
            TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION
             PROVIDING THAT SPECIAL MEETINGS OF SHAREHOLDERS MAY BE
           CALLED BY SHAREHOLDERS ONLY UPON THE REQUEST OF HOLDERS OF
          AT LEAST 50% OF ALL SHARES ENTITLED TO VOTE AT SUCH MEETING

         The Board of Directors has unanimously approved this Proposed Amendment to the Articles of Incorporation which would provide that special meetings of shareholders may be called by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, a majority of the Board of Directors or by holders of at least 50% of all shares entitled to vote at such meeting. The text of the Proposed Amendment is as follows:

                                   "ARTICLE 11
                                SPECIAL MEETINGS

                  Special meetings of the shareholders may be called only by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Board of Directors by the written order of a majority of the entire Board of Directors or by the holders of at least fifty percent of all the shares entitled to vote at the proposed special meeting."

         The Board of Directors has observed that proxy contests have been, and may be, utilized by potential acquirors in unsolicited takeover transactions to attempt to undercut the authority and ability of a board of directors to negotiate on behalf of a corporation and its shareholders. Some potential acquirors have called special shareholders' meetings and solicited proxies to remove directors, replace them with nominees of the acquiror, or to take other actions to reverse prior actions of the board taken to protect the corporation and its shareholders where the board has determined that a takeover bid is unfair or inadequate to shareholders. Pursuant to Article 2.24 of the Texas Business Corporation Act (the "TBCA"), a potential acquiror who holds at least 10% of the outstanding Common Stock, or is able to solicit proxies sufficient to represent that number of shares, can put the Company to the expense of a special meeting, and can place before the meeting any proposals that the potential acquiror desires, so long as the proposals are appropriate for shareholder action.

         The Proposed Amendment to Article 11 of the Articles of Incorporation would, however, strengthen the position of the Board of Directors in dealing with potential acquirors. It would make it more difficult for a potential acquiror opposed to the Board of Directors' position regarding an unsolicited takeover proposal to call a special meeting of shareholders and initiate the process of removing the directors and replacing them with nominees disposed to accept the potential acquiror's offer. Accordingly, the Board will have an adequate opportunity to respond to any unsolicited takeover proposals and evaluate the fairness of any such proposal to all shareholders.

         The Proposed Amendment would limit the power of shareholders to call special meetings, whether to remove and replace the incumbent directors or for other purposes, by increasing the amount of shares of Common Stock a shareholder needs to call a special meeting from 10% to 50%. This Proposed Amendment may secure the positions and decisions of the existing members of the Board of Directors. This Proposed Amendment may also discourage certain potential acquirors from making unsolicited offers for control of the Company, if they anticipate that their offer will be viewed negatively by the Board of Directors even though such offer may be beneficial to shareholders.

                    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.


                                   PROPOSAL 4
            TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION
             GRANTING THE BOARD OF DIRECTORS THE EXCLUSIVE AUTHORITY
                      TO ADOPT, AMEND OR REPEAL THE BYLAWS

         The Company's Board of Directors has unanimously approved this Proposed Amendment to the Articles of Incorporation which would grant the Board of Directors the exclusive authority to adopt, amend or repeal the Bylaws of the Company. This Proposed Amendment will vest the Board of Directors, rather than the shareholders, with the authority to amend, alter, change and repeal the Bylaws and to adopt new bylaws without shareholder approval to the extent allowed by the TBCA. The text of the Proposed Amendment is as follows:


                                   "ARTICLE 12
                                     BYLAWS

                  The Board of Directors is expressly and exclusively authorized to adopt, amend or repeal the Bylaws, or adopt new bylaws, without any action on the part of the shareholders, and the shareholders of the Corporation may not adopt, amend or repeal the Bylaws, or adopt new bylaws. Notwithstanding any other provision of these Articles, no amendment to these Articles shall amend, alter, change or repeal any of the provisions of this Article, unless such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of not less than seventy-five percent of all shares of stock of the Corporation entitled to vote at a meeting of shareholders, voting together as a single class."

         The Board of Directors presently has authority under the Bylaws to adopt, amend, and repeal the Bylaws and would retain such right under this Proposed Amendment. If approved, this Proposed Amendment may only be amended if seventy-five percent of the holders of Common Stock approve any such amendment. This will prevent a holder of fifty percent of the Common Stock from circumventing the requirements of this Proposed Amendment and subsequently altering the Bylaws. Accordingly, this provision will prevent a shareholder or shareholders having a majority of the Common Stock from making any change to the Bylaws which would conflict with or amend Bylaws established by the Board of Directors, otherwise reduce the authority of the Board of Directors in the governance of the Company or impair the Board of Directors ability to adequately protect the best interests of shareholders.

         This Proposed Amendment to Article 14 of the Articles of Incorporation would make any attempt to gain control of the Company, or the Board of Directors, more difficult and increase the length of time associated with any such attempt.

                   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 4.

                                   PROPOSAL 5
                   TO APPROVE AN AMENDMENT TO THE ARTICLES OF
           INCORPORATION LIMITING THE PERSONAL LIABILITY OF DIRECTORS
                       TO THE COMPANY AND ITS SHAREHOLDERS


         The Board of Directors has unanimously approved this proposed amendment to Article Twelve of the Articles of Incorporation. The existing Article Twelve of the Articles of Incorporation limits the personal liability of directors to the Company or its shareholders for monetary damages for any act or omission as a director, except to the extent otherwise expressly provided by Texas law. However, Article Twelve does not accurately reflect the current provisions of
Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act (the "Act").

         The Act provides that a Texas corporation's articles of incorporation may include a provision eliminating or limiting directors' exposure to liability for monetary damages. Furthermore, the Act enumerates the types of acts and omissions for which a director's personal liability may not be eliminated. Specifically, the Act does not eliminate the directors' liability for monetary damages for breach of the duty of loyalty to the Company or its shareholders, acts or omissions not in good faith that constitute a breach of duty of a director to the Company or involving intentional misconduct or a knowing violation of law, any transaction from which a director received an improper personal benefit or any act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Act does not apply to claims made against directors by third parties or to persons who are officers as well as directors when acting in their capacities as officers.

          The text of the proposed amendment is as follows:

                                  "ARTICLE TEN
                             LIMITATION OF LIABILITY

                  No director of the Corporation shall be liable to the Corporation or to its shareholders for an act or omission in the director's capacity as a director, provided that this Article shall not eliminate or limit the liability of a director for:

                  (i) a breach of the director's duty of loyalty to the Corporation or its shareholders;

                  (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

                  (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

                  (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

                  If the Texas Miscellaneous Corporation Laws Act or any other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the such laws, as so amended. No amendment to or repeal of this Article will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal."

         This proposed amendment limits the right of shareholders and the Company to sue the directors for monetary damages for negligent or grossly negligent breaches of the duty of care. It does not affect, change or eliminate a director's duty of care. The Board believes that the diligence and care exercised by directors stem primarily from their desire to act in the best interest of the Company and not from a fear of monetary damages. Therefore, the Board of Directors believes that the level of care and diligence exercised by directors will not be lessened by adoption of this proposed amendment.

         Under this proposed amendment, as under the existing Article Twelve, the Company and its shareholders will remain unable to recover monetary damages based on a claim of breach of the directors' fiduciary duty of care, even if the directors' conduct involved gross negligence, unless the conduct falls within the statutory limitation. Similarly, the Company and the shareholders will retain the right to pursue equitable remedies, such as an injunction or rescission of a contract. A remedy such as an injunction may be ineffective, however, particularly if the shareholders are not aware of a transaction until it is completed.

         If adopted, this proposed amendment will have the effect of extending the benefit to the Board of Directors of any subsequent amendments to the Act, or any other applicable law, by eliminating or further limiting their personal liability to the fullest possible extent. The proposed amendment will have no effect on the liability of the directors for violations of the federal securities laws or other statutory liabilities. This proposed amendment is not being proposed in response to any specific resignation, threat of resignation, or refusal to serve by any director or potential director, and the Company is not aware of any threatened resignation if the proposed amendment is not adopted.

         The Board of Directors, individual members of which will personally benefit from adoption of this proposed amendment, strongly believes that this proposed amendment is in the best interest of the Company and its shareholders. The Board of Directors believes that this proposed amendment will help the Company remain competitive in its ability to attract qualified directors and will positively affect the ability of its directors to serve shareholders.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
               SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL 5.

                                   PROPOSAL 6
            TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION
               DELETING A PROVISION LIMITING THE COMPANY'S ABILITY
             TO REDEEM OR REPURCHASE SHARES OF ITS OWN CAPITAL STOCK

          The Board of Directors has unanimously approved this proposed amendment to the Articles of Incorporation deleting Article Ten. Currently, Article Ten, adopted September 30, 1990, authorizes the Company, upon a resolution adopted by the Board of Directors, to purchase shares of its own capital stock, but only to the extent of the aggregate of the "available unrestricted capital surplus" and "unrestricted reduction surplus." As adopted, Article Ten was consistent with the then existing provisions of the TBCA pertaining to dividends which included definitions of the terms "available unrestricted capital surplus" and "unrestricted reduction surplus." Subsequent legislative amendments to the TBCA make Article Ten inconsistent with TBCA. In particular, the TBCA no longer defines "available unrestricted capital surplus" and "unrestricted reduction surplus.

         Presently, Article 2.38 of the TBCA explicitly permits a corporation's Board of Directors to make a distribution involving a purchase or redemption of any of its own shares if the distribution does not exceed the "net assets" of the corporation, and the distribution is otherwise in compliance with the TBCA. "Net Assets" means the amount by which the total assets of a corporation exceeds its total liabilities. Furthermore, it is not necessary to specifically authorize the board of directors in the corporation's articles of incorporation to effect a purchase by the corporation of shares of its own capital stock. Thus, the authorization contained in Article Ten of the Company's Articles of Incorporation is obsolete and unnecessary.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
               SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL 6.

EXECUTIVE OFFICERS

         The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of shareholders. In addition to Messrs. Ziegler and Richards, who are listed in the foregoing table, the Company's executive officers are as follows:

          NAME                   AGE                          POSITION WITH THE COMPANY
-------------------------      -------      --------------------------------------------------------------
Ronnie E. McBride                49         Senior Vice President--Domestic Operations

David W. Wehlmann                40         Senior Vice President, Chief Financial Officer and Secretary

Merrie S. Costley                39         Vice President and Controller

Donald J. Guedry, Jr.            42         Vice President and Treasurer

Gary D. Lee                      53         Vice President--Human Resources

         Ronnie E. McBride joined the Company in September 1996 as Senior Vice President--Domestic Operations. Mr. McBride was the Vice President of Turnkey Services at Diamond Offshore from December 1995 until September 1996. He served as Operational Manager of Diamond M from October 1991 until March 1993, at which time he was promoted to Vice President--Onshore Operations and served in this position until December 1995. Prior to October 1991, Mr. McBride was Vice President--Operations for Harkins & Company for four years until it was acquired by Diamond M.

         David W. Wehlmann joined the Company in July 1996 as Vice President and Controller. He was promoted to Senior Vice President, Chief Financial Officer and Secretary in February 1998. From November 1994 until he joined the Company, Mr. Wehlmann was Vice President and Chief Accounting Officer of EnerVest Management Company, L.C., a privately-held oil and gas property acquisition and management company. Mr. Wehlmann was Controller of Convest Energy Corporation from April 1991 until November 1994. Mr. Wehlmann is a certified public accountant.

         Merrie S. Costley joined the Company in January 1997 as Assistant Controller. She was promoted to Vice President and Controller in February 1998. She served as Financial Reporting Manager of Transworld Mortgage Corp., a mortgage service company, from February 1996 until December 1996 and as Audit Experienced Manager at Arthur Andersen LLP from June 1988 until February 1996. Ms. Costley is a certified public accountant.

         Donald J. Guedry, Jr. has been the Company's Treasurer since October 1996 and was appointed Vice President in November 1997. During the seven years prior to joining the Company, Mr. Guedry served in various treasury management positions for Weatherford Enterra, Ind. and a predecessor company.

         Gary D. Lee joined the Company in March 1997 as Vice President--Human Resources. Prior to joining the Company, he was with Diamond Offshore from 1982 until 1997, where he served as Vice President--Human Resources from 1990 until March 1997.

OWNERSHIP BY MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) all directors of the Company,
(ii) the chief executive officer and each of the other executive officers, and
(iii) all directors and executive officers, as a group.

                                                                                       SHARES BENEFICIALLY OWNED
                                                                                          AT MARCH 15, 1999
                                                                      -----------------------------------------------------
                                                                             NUMBER(1)                           PERCENT
                                                                      -----------------------                  ------------
Thomas P. Richards...................................................             1,129,540(2)                        *
William R. Ziegler...................................................            29,976,978(3)                      18.2%
William T. Donovan...................................................               585,938(4)                        *
Peter M. Holt........................................................               175,000(5)                        *
James K. B. Nelson...................................................             4,694,091                          2.8%
Roy T. Oliver, Jr....................................................            11,437,329(6)                       6.9%
Ivar Siem............................................................               572,000(7)                        *
Steven A. Webster....................................................            29,972,978(8)                      18.2%
Ronnie E. McBride....................................................               226,000(11)                       *
David W. Wehlmann....................................................                50,860(11)                       *
Merrie S. Costley....................................................                 9,000(11)                       *
Donald J. Guedry, Jr.................................................                20,714(9)                        *
Gary D. Lee..........................................................                75,053(10)                       *
Directors and Executive Officers as a group
     (13 persons named above)........................................            49,028,503                         29.7%

*    Indicates less than one percent.

(1) Each person has sole voting and investment power with respect to the Shares listed, except as otherwise specified.

(2) Includes 529,540 shares of Common Stock underlying currently exercisable options, 400,000 shares of Common Stock and 200,000 shares of Common Stock underlying currently exercisable options owned by a limited partnership controlled by Mr. Richards for the benefit of his children.

(3) Includes 5,000 shares of Common Stock owned by Mr. Ziegler, 75,000 shares of Common stock underlying currently exercisable options and 29,896,978 shares of Common Stock beneficially owned by Somerset Capital Partners, a New York general partnership ("SCP") of which Mr. Ziegler is a general partner.

(4) Includes 317,278 shares of Common Stock owned by Mr. Donovan and 268,660 shares of common stock beneficially owned through Cambridge Associates, L.P., a Wisconsin limited partnership ("Cambridge"), of which Mr. Donovan is a general partner. Mr. Donovan disclaims ownership of 214,056 shares owned by Cambridge.

(5) Includes 100,000 shares of Common Stock owned by Mr. Holt and 75,000 shares of Common Stock underlying currently exercisable options.

(6) Includes 9,559,374 shares of Common Stock owned by Mr. Oliver, 75,000 shares of Common Stock underlying currently exercisable options, 1,127,079 shares of Common Stock beneficially owned through U.S. Rig & Equipment, Inc., an Oklahoma corporation wholly-owned and controlled by Mr. Oliver ("USRE"), 35,876 shares of Common Stock beneficially owned through Mr. Oliver's minor children and 640,000 shares of Common Stock owned by the Oliver Family Trust for the benefit of Mr. Oliver's children. Mr. Oliver disclaims beneficial ownership of shares of Common Stock owned by USRE, his children and the trust.

(7) Includes 572,000 shares of Common Stock underlying currently exercisable options.

(8) Includes 1,000 shares of Common Stock owned by Mr. Webster, 75,000 shares of Common Stock underlying currently exercisable options, and 29,896,978 shares of Common stock beneficially owned through SCP, of which Mr. Webster is a general partner.

(9) Includes 1,000 shares of Common Stock owned by Mr. Guedry, 19,000 shares of Common Stock underlying currently exercisable options and 714 shares of Common Stock held in the Grey Wolf Drilling Company 401(k) Plan (the "401(k) Plan").

(10) Includes 1,000 shares of Common Stock owned by Mr. Lee, 72,320 shares currently exercisable options and 1,733 shares of Common Stock held in the 401(k) Plan.

(11) Except as otherwise specified, represents shares of Common Stock underlying currently exercisable options.

                                OTHER INFORMATION

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following tables reflects the compensation for services to the Company for the years ended December 31, 1998, 1997, and 1996 for (i) the Chief Executive Officer of the Company, (ii) the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, and (iii) a former executive officer (the "Named Executive Officers").

                                          ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                              -------------------------------------------  --------------------------------------
                                                                                     AWARDS              PAYOUTS
                                                                           ---------------------------  ---------
                                                              OTHER
                                                              ANNUAL        RESTRICTED                                ALL OTHER
NAME AND PRINCIPAL POSITION             SALARY     BONUS    COMPENSATION      STOCK                       LTIP     COMPENSATION(1)
                               YEAR      ($)       ($)          ($)         AWARD(S)       OPTIONS       PAYOUTS          ($)
----------------------------  ------- ---------  --------  --------------  -----------  --------------  ---------  ---------------
Thomas P. Richards..........   1998     375,000        --            --           --         147,700         --           10,061
  Chairman, President and      1997     300,000   200,000            --           --              --         --            8,990
  Chief Executive Officer (2)  1996      81,140    36,500            --           --       2,000,000(3)      --               --

Ronnie E. McBride...........   1998     200,000        --            --           --          80,000         --            5,957
  Senior Vice President--      1997     162,500    80,000            --           --              --         --            7,102
  Domestic Operations (2)      1996      43,980     9,900            --           --         400,000         --               --

Terrell L. Sadler...........   1998     180,000        --       107,725(5)                    61,600                       3,956
  Senior Vice President--      1997     150,000    54,000            --           --              --         --            6,384
  Domestic Operations          1996     123,605    28,000            --           --         400,000         --            2,472

Forrest M. Conley, Jr.......   1998     180,000        --                                     61,600                       6,413
  Senior Vice President--      1997     146,250    54,000            --           --              --         --            7,400
  International Operations (2) 1996      34,135     7,800            --           --         350,000         --               --

David W. Wehlmann...........   1998     165,000        --            --           --         114,300         --            9,112
  Senior Vice President,       1997     109,550    33,000            --           --              --         --            5,163
  Chief Financial Officer and  1996      47,604     4,800            --           --          70,000         --               --
  Secretary (2)

Gary D. Lee.................   1998     150,000        --            --           --          61,600         --            4,913
  Vice President--             1997     107,917    47,500            --           --         150,000         --            3,447
  Human Resources (2)

(1) Except as otherwise specified, consists of cash amounts contributed by the Company to match a portion of the executive's contributions under the 401(k) Plan, group term life insurance provided to employees and personal use of company owned vehicle.

(2) Messrs. Richards, McBride and Conley began their employment in September 1996. Mr. Wehlmann began in July 1996. Mr. Lee began his employment in March 1997.

(3) Includes options to purchase 1,000,000 shares of Common Stock sold by Mr. Richards in September 1996 to a limited partnership controlled by Mr. Richards for the benefit of his children. Mr. Richards disclaims beneficial ownership of these options and the shares underlying these options.

(4) Mr. Sadler, who had been the Senior Vice President--Domestic Operations, left the Company's employ effective November 1, 1998.

(5)  Severance pay.

EMPLOYEE OPTIONS

         Under the Company's 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the "1982 Employee Plan") and 1996 Employee Stock Option Plan (the "1996 Employee Plan"), shares of Common Stock may be granted to executive officers and other employees. As of December 31, 1998, 1,893,100 shares were reserved for outstanding options and 3,457,875 shares were reserved and remained available for future grant pursuant to the 1982 Employee Plan and 1996 Employee Plan. During 1998, options to purchase 526,800 shares of Common Stock were granted to the Named Executive Officers under the 1996 Employee Plan.

         During 1998, no options to purchase shares of Common Stock were granted to the Named Executive Officers under the 1982 Employee Plan. The Board of Directors suspended the 1982 Employee Plan in March 1999. The suspension of the 1982 Employee Plan will not impair the rights of a holder of an outstanding option granted under the 1982 Employee Plan.

         OPTION GRANTS TABLE. Options granted in 1998 vest in equal installments of one-fifth on the first through the fifth anniversaries of the date of grant and expire 10 years from the date of grant. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1998.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK PRICE
                                                                                          APPRECIATION FOR
                                                INDIVIDUAL GRANTS                           OPTION TERM
                                  -------------------------------------------------  ---------------------------
                                                  % OF TOTAL
                                                    OPTIONS
                                                    GRANTED
                                    NUMBER OF         TO
                                   SECURITIES      EMPLOYEES
                                   UNDERLYING         IN
                                     OPTIONS         FISCAL   EXERCISE   EXPIRATION
                                     GRANTED          YEAR      PRICE       DATE         5%            10%
                                  -------------    ---------  ---------  ----------  -----------    ------------
Thomas P. Richards..............        147,700       12.9%     4.0625    03/05/08     $377,360      $956,270
Ronnie E. McBride...............         80,000        7.0%     4.0625    03/05/08      204,393       517,953
Terrell L. Sadler...............         61,600        5.4%     4.0625    03/05/08      157,382       398,823
Forrest M. Conley, Jr...........         61,600        5.4%     4.0625    03/05/08      157,382       398,823
David W. Wehlmann...............         65,000        5.7%     4.3750    02/12/08      178,843       453,208
                                         49,300        4.3%     4.0625    03/05/08      125,957       319,188
Gary D. Lee.....................         61,600        5.4%     4.0625    03/05/08      157,382       398,823

         OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth information with respect to options exercised by each of the Named Executive Officers during 1998 and the value at December 31, 1998 of unexercised options by such individuals. The value of unexercised options reflects the increase in market value of Common Stock from the date of grant through December 31, 1998 (when the fair market value of Common Stock was $.75 per share). The actual value realized upon option exercise will depend on the value of the Common Stock at the time exercised.

                                  OPTIONS EXERCISED                NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-THE-
                                     DURING 1998                 OPTIONS HELD AT YEAR END             MONEY OPTIONS AT YEAR END
                              --------------------------     ---------------------------------    ---------------------------------
                                SHARES          VALUE
                               ACQUIRED       REALIZED       EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
                              -----------    -----------     ------------     ----------------    -------------     ---------------
Thomas P. Richards...........        0        $    --         729,540(1)         918,160(2)        $    0             $     0
Ronnie E. McBride............        0             --          226,000           224,000                0                   0
Terrell L. Sadler............        0             --          212,280           292,280                0                   0
Forrest M. Conley, Jr........        0             --          152,320           229,280                0                   0
David W. Wehlmann............        0             --           50,860           133,440                0                   0
Gary D. Lee..................        0             --           42,320           169,280                0                   0

(1) Includes 200,000 exercisable options owned by a limited partnership controlled by Mr. Richards for the benefit of his children.

(2) Includes 400,000 unexercisable options owned by a limited partnership controlled by Mr. Richards for the benefit of his children.

                          COMPENSATION COMMITTEE REPORT

TO OUR SHAREHOLDERS

         The compensation committee of the Board of Directors (the "Committee") exists to develop executive compensation policies that support the Company's strategic business objectives and values. The duties of this committee include:

         o Review and approval of the design of executive compensation programs and all salary arrangements that Company executives receive;

         o Assessment of the effectiveness of the programs in light of compensation policies; and

         o         Evaluation of executive performance.

COMPENSATION PHILOSOPHY

         The Committee adheres to an executive compensation philosophy that supports the Company's business strategies. These strategies are to:

         o         Maximize profits;

         o         Increase stockholder value;

         o         Strengthen cash flow; and

         o Be the leading provider of products and services within our markets.

         The Committee's philosophy for executive compensation is to:

         o Emphasize at-risk compensation, while balancing short-term and long-term compensation to support the Company's business and financial strategic goals;

         o Reflect positive, as well as negative, Company and individual performance in pay;

         o Encourage equity-based compensation to reinforce management's focus on shareholder value; and

         o Provide competitive pay opportunities that will attract, retain, and develop executive talent.

         Company executives participate in a comprehensive compensation program that is built around this four- pronged philosophy. The key components of this program include base salary, annual bonus opportunities and long-term stock based incentives.

         Each of these components is reviewed by the Committee. To ensure the Company's pay is comparable to market practices, competitive market data is collected from multiple external sources on comparable onshore drilling companies. This market information, which is reviewed annually by the Committee, is used for assessing all components of the Company executives' pay.

BASE SALARY

         Generally, salaries reflect an individual's level of responsibility, prior experience, breadth of knowledge, personal contributions (past and future), position within the Company's executive structure, and market pay practices. Overall, salaries are targeted at the median of the market practice, with annual adjustments based upon performance. When making annual adjustments, a qualitative assessment of performance is conducted, which considers many factors including individual performance, both past and present. The factors used in making this evaluation may vary by position.

         Mr. Richards' 1997 annual base salary was $275,000. For 1998, Mr. Richards' received a 36% increase in base salary ($100,000). This increase reflected the Committee's evaluation of Mr. Richards' individual contribution to and leadership of the Company since he joined the Company as well as competitive data for chief executive officers of comparable companies as previously described. Mr. Richards' total compensation package remains heavily weighted toward equity based incentives.

ANNUAL BONUS

         To support its short-term financial focus, the Company provides annual bonus opportunities. For fiscal year 1998, as in the prior year, annual bonuses were based on the achievement of a minimum level of Company financial performance as well as the Committee's evaluation of the Named Executives' performance. The Committee believes the goals associated with bonus payments are achievable yet require considerable effort and innovation on the part of each executive. Named Executives only receive payments under the plan if the minimum level of financial performance is reached. If the minimum level of financial performance is exceeded, bonus payments are increased. Bonus awards are considered when the Committee reviews the Company's financial performance after the close of the fiscal year.

         For fiscal year 1998, neither Mr. Richards nor any other Named Executive received an annual bonus. The absence of annual bonuses reflects the overall depressed market conditions in the land drilling industry. This does not reflect the performance of Mr. Richards or any other Named Executive.

LONG-TERM INCENTIVES

         The Company's 1996 Employee Stock Option Plan provides executives with equity-based opportunities to earn additional compensation based upon Company and stock performance over the mid- to long-term. Use of such incentives focuses management on the long-term interests of shareholders. The Committee considers multiple factors when determining award sizes.

         STOCK OPTIONS. Stock options are granted to Company executives to provide an equity-based incentive component to their compensation. Under the Company's 1996 Employee Stock Option Plan, stock options are granted at exercise prices equal to fair market value of the underlying Common Stock on the date of grant. Executives do not realize value unless the stock price rises above the price on the date of grant. This reflects the Company's focus on increasing shareholder value.

         During fiscal year 1998, Mr. Richards received a grant of options to acquire 147,700 shares of Common Stock at an exercise price of $4.0625 per share. Although annual bonuses were not awarded based on current industry and market conditions, Named Executives received option grants for their service to, and guidance of, the Company during this current industry downturn. This option grant was priced at the fair market value of the underlying common stock on the date of grant, and reflect the Committee's continued focus on the "at risk" component of Mr. Richards' and the Named Executives' total compensation.

CONCLUSION

         The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

         We will continue to monitor the effectiveness of the Company's total compensation programs to meet the current needs of the Company.

         COMPOSITION OF THE COMMITTEE. Non-management members of the Committee owned, controlled or represented an aggregate of 30,719,978 shares, or approximately 18.6% of the Common Stock outstanding and, accordingly, also maintain a substantial interest in the company's financial performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Of the members of the Committee, who are identified in the preceding paragraph, none have ever been an employee of the Company except Ivar Siem, who was acting President and Chief Executive Officer of the Company from April 1996 through August 1996. Mr. Siem has also served as Chairman of the Board of Directors from August 1995 to November 1998. In 1998, the Company incurred management consulting fees of $45,833 for Mr. Siem's assistance in locating and renegotiating acquisitions and related financing. Effective October 1, 1997, Mr. Siem's compensation for these services was at an annualized rate of $50,000; however, effective December 1, 1998 these fees were eliminated.

EMPLOYMENT AGREEMENTS

         Messrs. Richards, McBride, Sadler, Conley and Lee were employed under agreements pursuant to which each received (i) an annual salary of $275,000, $150,000, $140,000, $135,000 and $130,000, respectively, and (ii) a bonus at the sole discretion of the Board of Directors. In October 1997, the Board of Directors approved increases in the annual salaries of Messrs. Richards, McBride, Sadler, Conley and Lee to $375,000, $200,000, $180,000, $180,000, and
$150,000, respectively. Each of these employment agreements also provided for the grant of options to purchase Common stock as set forth above under "--Employee Options." The employment agreements of Mr. Richards expires in September 2001, and is cancelable without further compensation only with cause. The employment agreements for each of Messrs. McBride, Sadler and Conley were renewed by their terms for a period of one year in September 1998. The employment agreement for Mr. Lee was renewed by its term for a period of one year in March 1998. Pursuant to the employment agreements, in the event of a "Change in Control" (as defined) or other termination if without cause, each of these executives shall be paid the greater of (i) his annual salary and bonus for the number of months remaining under the term of the employment agreement, and (ii) his annual salary for a period of one year (three years in the case of Mr. Richards). The Company entered into an employment agreement with Mr. Wehlmann in February 1998.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and shareholders who own more than 10% of the Common Stock, are required to file reports of stock ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange, Inc. and to furnish the Company with copies of all such reports they file. The Company believes that during 1998, all filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with.

CERTAIN SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person, other than Company directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding Shares. See "Election of Directors--Nominees for Director" and "Election of Directors--Ownership by Management" for information regarding beneficial ownership of Company directors and executive officers.

                                                                                     SHARES BENEFICIALLY OWNED
                                                                                        AT MARCH ___, 1999
                                                                           ---------------------------------------------
                    NAME AND ADDRESS OF BENEFICIAL
                       OWNER, IDENTITY OF GROUP                                     NUMBER                   PERCENT
----------------------------------------------------------------------     ------------------------      ---------------
The Somerset Group(1).................................................        30,052,978(2),(3),(4)          18.2%

   Somerset Capital Partners..........................................        29,896,978(4)                  18.2%

   Thomas H. O'Neill, Jr..............................................        29,896,978(4)                  18.2%

   Somerset Drilling Associates, L.L.C................................        24,435,223                     14.8%
   69 Delaware Avenue
   Buffalo, New York 14202

Crabbe Huson Group, Inc...............................................        16,059,700(5)                  9.78%
   James E. Crabbe
   121 SW Morrison, Suite 1400
   Portland, Oregon 97204

(1) Includes shares owned of record and shares underlying outstanding options owned by Messrs. Ziegler and Webster. See notes 3, 6 and 11 under the caption "Election of Directors--Nominees for Director."

(2) Does not include shares of Common Stock that members of the Somerset Group may have rights to acquire upon exercise of warrants. Such rights, if any, to acquire shares of Common Stock pursuant to such warrants are contingent upon the occurrence of events not within the control of the members are of the Somerset Group.

(3) Includes shares of Common Stock underlying outstanding options granted to Company directors who are members of the named group. See note 1 above and notes 3 and 5 under the caption "Election of Directors --Nominees for Director."

(4) Includes 5,461,755 shares of Common Stock owned by SCP, and 24,435,223 shares of Common Stock beneficially owned through SDA of which SCP is the managing member. Mr. O'Neill is a general partner of SCP.

(5) As reported on Schedule 13G dated February 12, 1999. Such filing indicates that 16,059,700 shares of Common Stock are beneficially owned by the Crabbe Huson Group, Inc. (the "Crabbe Huson"). Crabbe Huson disclaims beneficial ownership of such shares.

STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder returns on the Common Stock, the American Stock Exchange ("AMEX") market value index and two Company-determined peer indices. The graph assumes that $100 was invested on December 31, 1993, in the Common Stock and in each index and that any cash dividends were reinvested. The Company has not declared any dividends during the period covered by this graph.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG GREY WOLF, INC., THE AMEX MARKET VALUE INDEX AND A PEER GROUP


                        [PERFORMANCE GRAPH APPEARS HERE]

                    DECEMBER 31, 1993  DECEMBER 31, 1994  DECEMBER 31, 1995  DECEMBER 31, 1996  DECEMBER 31, 1997  DECEMBER 31, 1998
                    -----------------  -----------------  -----------------  -----------------  -----------------  -----------------
Grey Wolf, Inc.          $100.00            $80.00             $ 80.00            $300.00            $580.00            $ 80.00
Peer Group (1)           $100.00            $87.00             $124.00            $218.00            $332.00            $139.00
AMEX Market Value        $100.00            $91.00             $115.00            $122.00            $148.00            $151.00

(1) Consists of Nabors Industries, Inc., Parker Drilling Company, UTI Energy Corp., Helmerich & Payne, Precision Drilling Corporation and Patterson Energy, Inc. All of the members of the Peer Group are providers or contract oil and gas land drilling services, with revenues comparable to the Company.

         This graph depicts the past performance of the Common Stock and in no way should be used to predict future performance. The Company does not make or endorse any predictions as to future share performance.

         The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN TRANSACTIONS

         PURCHASE OF RIGS AND RIG EQUIPMENT. In 1998, the Company made purchases of rig equipment from affiliates of two of the Company's directors, Peter M. Holt and Roy T. Oliver. The purchase price of the rig equipment was $898,000. The consideration paid by the Company pursuant to the purchase of the rig equipment was based on arm's length negotiation among the parties.

         In 1998, the Company sold all of the rigs and drilling related equipment in its Eastern Division located in Ohio to Union Drilling, Inc. ("Union"), an affiliate of Messrs. Ziegler and Webster. The aggregate sales price for the rigs and equipment sold to Union was $2.4 million. The consideration received by the Company pursuant to the sale of such rigs and equipment was based on arm's length negotiation among the parties.


                                   PROPOSAL 7
                TO APPROVE AN AMENDMENT TO THE 1996 EMPLOYEE PLAN

         As of March 15, 1999, 1,178,875 shares of Common Stock were available for grant pursuant to the 1996 Employee Plan. The Board of Directors does not believe that such remaining amount under this plan is sufficient to carry out its compensation policy. Accordingly, on March 16, 1999, the Board of Directors unanimously adopted an amendment to the 1996 Employee Plan, subject to shareholder approval, increasing the aggregate number of shares reserved for grant pursuant to the 1996 Employee Plan from 7,000,000 to 10,000,000. The amendment to the 1996 Employee Plan is intended to (i) further the Company's efforts in attracting, retaining and motivating officers, key employees and non-employee consultants of the Company and (ii) continue to closely align the interests of participants in the 1996 Employee Plan with those of shareholders by encouraging stock ownership and by tying compensation to the performance of the Company and the Common Stock. In March 1999, the Board of Directors suspended the 1982 Employee Plan. Prior to the suspension, 1,871,800 shares were available for grant under the 1982 Employee Plan.

         If approved, 4,178,875 shares of Common Stock will be available for future grants pursuant to the 1996 Employee Plan. If approved, this amendment will not change any other material term of the 1996 Employee Plan.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
               SHAREHOLDERS VOTE FOR PROPOSAL 7.

         INDEPENDENT ACCOUNTANTS

         KPMG LLP, certified public accountants, have served as the independent auditors of the Company since October 1996. It is not proposed that any formal action be taken at the Meeting with respect to the continued employment of KPMG LLP, inasmuch as no such action is legally required. Representatives of KPMG LLP plan to attend the Meeting and will be available to answer questions. Its representatives will also have an opportunity to make a statement at the Meeting if they so desire, although it is not expected that any statement will be made.

CHANGE OF CONTROL

         Under its credit agreement with The CIT Group/Business Credit, Inc., the Company has pledged the stock of substantially all of its subsidiaries of which the Company owns a majority of outstanding shares to guaranty payment of its indebtedness.

DISTRIBUTION OF ANNUAL REPORTS TO SHAREHOLDERS

         The annual report to shareholders covering the year ended December 31, 1998, has been mailed to each shareholder entitled to vote at the Meeting.

SHAREHOLDER PROPOSALS

         Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 2000 annual meeting of shareholders is required to submit such proposals to the Company on or before December 15, 1999.

         Shareholders that intend to present a proposal that will not be included in the proxy statement for the Company's 2000 Meeting must give written notice of a shareholder's intent to submit such a proposal on or before March 4, 1999. The notice submitted by a shareholder should include a statement that the proponent intends to solicit the necessary percentage of shareholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.

COST OF SOLICITING PROXIES

         The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to their clients who are beneficial owners of Common Stock.

VOTING OF PROXIES

         The persons designated to vote shares covered by Board of Directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the Meeting.

                                            By Order of the Board of Directors,

                                            /s/  DAVID W. WEHLMANN

                                            DAVID W. WEHLMANN,
                                            Secretary

April 7, 1999

(FRONT SIDE OF PROXY CARD)

PROXY                         PROXY GREY WOLF, INC.                       PROXY

           PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS FOR
   THE 1999 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 4, 1999

         The undersigned shareholders of Grey Wolf, Inc., a Texas corporation (the "Company"), hereby appoints Thomas P. Richards, David W. Wehlmann, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of common stock, par value $.10 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on May 4, 1999 at 8:30 a.m., Houston time, and at any adjournments thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THEIR RESPECTIVE CLASSES AS SET FORTH ON THE REVERSE AS DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS.

THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF WILLIAM T. DONOVAN, THOMAS P. RICHARDS, IVAR SIEM, JAMES K. B. NELSON, ROY T. OLIVER, JR., STEVEN A. WEBSTER AND WILLIAM R. ZIEGLER AS DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS.

                  IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE


                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                                 GREY WOLF, INC.

                                   MAY 4, 1999

(REVERSE SIDE OF PROXY CARD)

A |X| PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                         FOR (except as  WITHHOLD  Nominees: Class I:
                         marked to the     VOTE              William T. Donovan
                         contrary below)                     Thomas P. Richards
                                                             Ivar Siem
     1.  Election of          |_|           |_|
         Directors                                       Class II:
                                                             James K. B. Nelson
                                                             Roy T. Oliver, Jr.

                                                             Class III:
                                                             Steven A. Webster
                                                             William R. Ziegler

         (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line below.)


     2. Approval of the amendment to the Company's Articles of Incorporation eliminating shareholder action by less than unanimous written consent.

                          FOR                   AGAINST                  ABSTAIN
                          |_|                     |_|                      |_|

     3. Approval of the amendment to the Company's Articles of Incorporation providing that special meetings of shareholders may be called only upon the request of holders of at least 50% of the shares entitled to vote at such meeting.

                          FOR                   AGAINST                  ABSTAIN
                          |_|                     |_|                      |_|

     4. Approval of the amendment to the Company's Articles of Incorporation granting the Board of Directors the exclusive authority to adopt, amend or repeal the Company's Bylaws.

                          FOR                   AGAINST                  ABSTAIN
                          |_|                     |_|                      |_|

     5. Approval of the amendment to the Company's Articles of Incorporation limiting the personal liability of directors to the Company and its shareholders.

                          FOR                   AGAINST                  ABSTAIN
                          |_|                     |_|                      |_|

     6. Approval of the amendment to the Company's Articles of Incorporation deleting a provision limiting the Company's ability to redeem or repurchase shares of its own capital stock.

                          FOR                   AGAINST                  ABSTAIN
                          |_|                     |_|                      |_|

     7. Approval of the amendment to the Company's 1996 Employee Stock Option Plan increasing the amount of shares available for grant under the plan.

                          FOR                   AGAINST                  ABSTAIN
                          |_|                     |_|                      |_|

     8. As such proxies may in their discretion determine upon such other matters (including procedural and other matters relating to the conduct of the meeting), as may properly be presented to the annual meeting and any adjournments or postponements thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.


Signature(s) of Stockholder ________________ Dated this ___ day of _______, 1999

Note: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.



                                       2